UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 31, 2017

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On January 31, 2017, the Board of Directors (the “Board”) of MidWestOne Financial Group, Inc. (the “Company”) approved the amendment and restatement of the Company's Amended and Restated Bylaws (the “Former Bylaws”) as its Second Amended and Restated Bylaws (the “New Bylaws”).
The New Bylaws update the Former Bylaws by eliminating or amending several provisions previously required pursuant to that certain Agreement and Plan of Merger, dated November 20, 2014, between MidWestOne Financial Group, Inc. and Central Bancshares, Inc. (the “Merger Agreement”), which are no longer necessary. These provisions include certain specifications with respect to the membership of the Board and the individuals serving in certain of the Company's leadership positions.
The second paragraph of Section 3.2 was amended to reflect that John Morrison may be nominated for election at the 2017 annual meeting of shareholders for a term to expire at the 2020 annual meeting of shareholders. Conforming changes were made in the second paragraph of Section 3.2 and the first paragraph of Section 3.14 to reflect that Mr. Morrison may serve through 2020. Section 4.2 was revised to delete the table designating that certain individuals serve in specified officer positions for certain terms, as this provision was initially intended to protect certain officer positions for a period of time after the consummation of the merger with Central Bancshares, Inc., and that period of time has ended.
The New Bylaws became effective immediately upon their adoption by the Board on January 31, 2017.
The foregoing description of the New Bylaws is not complete and is qualified in its entirety by reference to the text of the New Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8‑K.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Description

3.1	Second Amended and Restated Bylaws of MidWestOne Financial Group, Inc., dated January 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	February 1, 2017	By:	/s/ KATIE A. LORENSON
Katie A. Lorenson
Senior Vice President and Chief Financial Officer